EXHIBIT 4.10

ARI NETWORK SERVICES, INC.

FORM OF ARTICLES OF AMENDMENT

REGARDING DESIGNATION AND AUTHORIZATION OF PREFERRED STOCK

Pursuant to Section 180.0602 of the Wisconsin Business Corporation Law,

ARI Network Services, Inc., a corporation organized and existing under the Wisconsin Business Corporation Law (the “Company”), DOES HEREBY CERTIFY:

That (a) pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company and in accordance with Section 180.1002 of the Wisconsin Statutes, the Board of Directors on ___________, 20__ adopted resolutions creating a series of Preferred Stock designated as Series _____  Preferred Stock; (b) shareholder action approving the creation of the Series _____  Preferred Stock was not required; (c) no shares of Series _____  Preferred Stock have been issued; and (d) the designation and amount and relative rights, limitations and preferences thereof are as follows:

Section 1.  Designation and Amount.  The shares of such series shall be designated as “Series _____  Preferred Stock” (the “Series _____  Preferred Stock”); the number of shares constituting such series shall be ________________.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series _____  Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company into Common Stock or Series _____  Preferred Stock.  Each share of Series _____ Preferred Stock shall have a par value of $.001 per share and a stated value equal to $_____ (as adjusted for any stock dividends, combinations or splits) (the “Stated Value”).

Section 2.  Dividends and Distributions.

(a)

Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series _____  Preferred Stock with respect to dividends, the holders of shares of Series _____  Preferred Stock, in preference to the holders of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of February, May, August and November in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series _____  Preferred Stock (the “Original Issue Date”), at the rate per share (as a percentage of the Stated Value per share) of ___% per annum.

(b)

The Company shall declare and pay a dividend or distribution on the Series _____  Preferred Stock as provided in paragraph (a) of this Section at the same times that it declares or pays a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(c)

Dividends shall begin to accrue and be cumulative on outstanding shares of Series _____  Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series _____  Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series _____  Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series _____  Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3.  Voting Rights.  Except as otherwise provided herein or as otherwise required by law, the Series _____  Preferred Stock shall have no voting rights. However, as long as any shares of Series _____  Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series _____  Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend these Articles of Amendment, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari  passu  with, the Series _____  Preferred Stock, (c) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series _____  Preferred Stock, (d) increase the number of authorized shares of Series _____  Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.  Except as set forth herein, or as otherwise provided by law, holders of Series _____  Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Conversion.

(a)

 Conversions at Option of Holder. Each share of Series _____  Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series _____  Preferred Stock by the Conversion Price. Holders of Series _____  Preferred Stock shall effect conversions by providing the Company with the form of conversion notice (such date, the “Conversion Date”)

 (b)

 Conversion Price.  The conversion price for the Series _____  Preferred Stock shall equal $_____, subject to adjustment herein (the “Conversion Price”).

 (c)

Mechanics of Conversion

i.

Delivery of Certificate Upon Conversion. Not later than three (3) business days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting holder (A) a certificate or certificates representing the Conversion Shares.

ii.

Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series _____  Preferred Stock and payment of dividends on the Series _____  Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holder (and the other holders of the Series _____  Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the then outstanding shares of Series _____  Preferred Stock and payment of dividends hereunder.

iii.

Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series _____  Preferred Stock.   As to any fraction of a share which the holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

Section 5.  Reacquired Shares.  Any shares of Series _____  Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated Articles of Incorporation, or in any Articles of Amendment or such other similar document creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.  Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series _____  Preferred Stock unless, prior thereto, the holders of shares of Series _____  Preferred Stock shall have received an amount equal to the Stated Value per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series _____  Preferred Stock, except distributions made ratably on the Series _____  Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

Section 7.  No Redemption.  The shares of Series _____  Preferred Stock shall not be redeemable.

Section 8.  Rank.  The Series _____  Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, ____________ to all series of any other class of the Company’s Preferred Stock.

Section 9.  Certain Adjustments.

(a)

Stock Dividends and Stock Splits.  If the Company, at any time while this Series _____  Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of a dividend on, this Series _____  Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 9(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)

Calculations.  All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 9, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

(c)

 Notice to the Holders. Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 9, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

* * *

Executed this ____ day of ________________, 20__.

ARI NETWORK SERVICES, INC.

By:

Name:

Title: